Exhibit 10.19
First Amendment to Services Agreement
     This First Amendment (the “First Amendment”) to Services Agreement (the “Agreement”) is entered into this 14th day of March, 2006 by and between Gulfstream Air Charter, Inc., a Florida corporation with a principal place of business at 3201 Griffin Road, 4th Floor, Dania Beach, FL 33312 (the “Cuban Air Charter”), and Gulfstream International Airlines, Inc., a Florida corporation with its principal place of business at 3201 Griffin Road, 4th Floor, Dania Beach, FL 33312 (“Gulfstream”). Except as otherwise set forth herein capitalized terms used herein shall have the meanings set forth in the Agreement.
     WHEREAS, on August 8, 2003 the parties entered into the Agreement in connection with a prior restructuring.
     WHEREAS, the parties desire to make certain amendments and modifications to the Agreement as set forth herein.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Agreement will be amended as follows:
     A. Spin Off. Simultaneously with the execution and delivery of this First Amendment, the Cuban Air Charter shall take all necessary actions, including obtaining necessary thirty party or governmental approvals, to transfer and assign, all right, title and interest in and to all Cuban and U.S. licenses to operate in Cuba (the TSP/CSP licenses), Department of Transportation Bond with Acstar, all contracts with Cuba, its legal name, trademark and associated intellectual property and goodwill (collectively, the “Assets”), to a newly formed entity (“NEWCO) which shall be wholly owned by Thomas L. Cooper (“Cooper”) or his designee. The transfer and assignment of the Assets to NEWCO shall become effective on the date that the last third party or governmental approval is obtained to transfer the Assets to NEWCO (the “Effective Date”).
     On the Effective Date, the Cuban Air Charter shall take all necessary corporate actions to change its legal name to Sunrise Airways, Inc. (“Sunrise Airways”), and NEWCO shall conduct business under the name “Gulfstream Air Charter”. Following the Effective Date, all references in the Agreement, as amended, to the Cuban Air Charter shall refer to NEWCO d/b/a Gulfstream Air Charter.
     Promptly after the Effective Date, Cooper shall sell, convey, assign, transfer and deliver to Gulfstream all of the issued and outstanding common stock of Sunrise Airways (the “Shares”), such Shares to be delivered to Gulfstream duly endorsed in blank or with a stock power duly endorsed in blank, and Gulfstream shall pay to Cooper an aggregate purchase price of $10.00 for the Shares.
     After the Effective Date, NEWCO shall not sell the Assets to any third party except to Gulfstream Acquisition Group Inc. (or its designee) for $10.00.

     The parties hereto agree to execute and deliver such further documents and instruments of transfer to effect the transfer and assignment of the Assets, and the sale of the Shares contemplated hereby.
     B. Section 1: Services and Rights: Section 1 of the Agreement is amended by adding the following new paragraph (j):
“The parties shall continue to conduct business under the Agreement in the ordinary course and in accordance with past practices.”
     C. Section 2: Term: Section 2 of the Agreement shall be deleted in its entirety and replaced with the following:
“The Agreement shall continue in effect during the lifetime of Cooper, provided, however, that if Cooper becomes incapacitated such that he is unable or unwilling to manage the Cuban Air Charter, then in such event, the Agreement shall continue in effect until March ___, 2011 and all rights of Cooper Trading Corp. (or its designee) to payments hereunder shall be passed on its or his heirs and assigns. In the event that Cooper becomes incapacitated or is for any reason inactive in the business of the Cuban Air Charter after March ___, 2011, then all rights to Cooper Trading Corp.’s (o r its designee’s) payments hereunder shall be passed on to Gulfstream Acquisition Corp. or its assigns and the stock of the Cuban Air Charter shall be sold to Gulfstream Acquisition Corp. or its assigns for $10.00.”
     D. Section 3: Payment: Section 3 of the Agreement shall be amended by deleting subparagraph (a) and replacing it with the following:
“In consideration of the Services that Gulfstream provides under the Agreement, the Cuban Air Charter shall transfer, on a weekly basis in arrears, one hundred percent (100%) of its weekly Cash Flow to Gulfstream, except that the parties shall ensure that sufficient cash shall be held at Cuban Air Charter to pay any and all invoices which are due and owing to Celimar (Cuban corporation) from time to time.”
Prior to the last day of each calendar month, Gulfstream shall pay to Cooper Trading Corporation or its assigns, one half (i.e. 50%) of the Profit Sharing Payment due on account of the first preceding calendar month and one half (i.e. 50%) of the Profit Sharing Payment due on account of second preceding calendar month. The term Profit Sharing Payment shall mean a sum equal to twenty five percent (25%) of the Profits earned by Gulfstream on account of the activities of the Cuban Air Charter for each calendar month (the “Measurement Period”). The term “Profits” shall mean, for each Measurement Period, the excess of (i) Cuban Air Charter’s earned revenue over (ii) Gulfstream’s Cuba Operating Expenses incurred during the Measurement Period.”
     E. Section 3: Payment: Subparagraph (e) of Section 3 shall be deleted in its entirety.

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     F. Section 4. Service Personnel. Subparagraph (a) of Section 4 of the Agreement is amended by deleting the last full sentence.
     G. Section 7. Hiring. Section 7 of the Agreement is amended by deleting Section 7 in its entirety.
     H. Section 8. Termination. Section 8 of the Agreement is amended by deleting Section 8 in its entirety.
     I. Section 12: Miscellaneous: Section 12 of the Agreement shall be amended by adding the following subsections (h), (i), (j),(k ) and (l), as follows:
“(h) Aircraft Availability and Scheduling: At least 70 days prior to Gulfstream’s monthly flight schedule effective date (or less by mutual agreement), the Cuban Air Charter shall request from Gulfstream what scheduled flights it desires to have operated for the schedule period. Gulfstream shall have the exclusive right to operate such flights so long as the equipment requested is similar to those operated by Gulfstream. Should Gulfstream decline to provide equipment for the flights (Gulfstream agrees to use its best reasonable efforts to do so), the Cuban Air Charter shall be entitled to contract for aircraft from alternative sources. These Scheduled Flights shall be priced according to the formulas in Subparagraph (i) of this Section.”
In addition to scheduled flights, the Cuban Air Charter may from time to time request supplemental flights. Gulfstream shall respond to the Cuban Air Charter’s request within three (3) business days as to whether or not it can provide equipment to do so. Gulfstream will use its best reasonable efforts to provide the equipment. If Gulfstream declines to operate the supplemental flights, then the Cuban Air Charter may secure aircraft from alternate sources. The supplemental flights shall be charged to the Cuban Air Charter according Subparagraph (i) of this Section excluding ownership expense.
“(i) Scheduled Flight Pricing: Charter flights for each month will be priced on a formula of total direct costs to Gulfstream (Flight Crew Cost + Fuel + Maintenance + Aircraft Ownership). The direct cost to be computed quarterly with adjusted cost effective 30 days after quarter.
Flight Crew Costs are comprised of (trailing twelve months actual payroll, fringe and training expenses) divided by block hours for each aircraft type times the prior months scheduled or actual block hours, whichever is greater. Instructor payroll shall be allocated across all aircraft hours regardless of equipment type.
Fuel Costs will be charged at a rate of 152 gallons per actual flight hour for the Beech 1900 and 190 gallons per flight hour for the EMB-120 (and updated from time to time if average estimated burn rates for Gulfstream change). Estimated fuel cost between MIA and HAV, plus applicable intoplane charges and other fees, will be applied to the gallons consumed.

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Maintenance Costs will be comprised of rates per flight hour for Direct Labor, Materials, Engines and Outside Services multiplied by the actual flight hours operated in a given month.”
Direct Labor rates will be the trailing twelve month total payroll for Gulfstream’s mechanics, inspectors, supervisors and cleaners, plus applicable fringe rates, divided by total flight hours operated. Unless labor can be specifically attributed to certain aircraft types, both aircraft shall have the same labor rate per hour.
Direct Materials shall be a total trailing twelve months cost for expendable parts, supplies, scrappage, etc. Materials that can be attributed to a specific aircraft type shall be applied to that aircraft type, otherwise both aircraft shall use a common rate.
Outside Services includes a trailing twelve month average for contracted services including rotable component repairs, parts and equipment testing, etc.
Engine Expenses will be charged on an hourly basis based upon currently effective hourly rates for the Standard Aero fleet management plan and estimated hourly rates for the EMB-120, times actual hours flown in the prior month.
Aircraft Ownership Expense will be charged according to the number of scheduled block hours in a particular month, assuming a segment block time of 1:35. The ownership cost per hour shall be comprised of current aircraft lease expense, depreciation, interest and hull insurance divided by each fleet’s respective average daily block utilization during the previous twelve months.
Other Direct Expenses shall be charged to the Cuban Air Charter for those costs directly attributable to the operation. These would include such items as station personnel (only those hours worked to support the Cuban Air Charter, sales staff, passenger liability insurance, office rental, travel and entertainment, advertising, legal fees, landing fees, fines and dedicated support personnel. Dedicated support personnel currently include Gulfstream accounting services (25% of J. Henry) and executive support.
(j) Sunrise Airways Support Flying: Chieftain will be billed at $400.00 flight hour. Aztec will be billed at $300.00 flight hour. These amounts will be adjusted quarterly based on actual experience.
     J. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT GULFSTREAM AIR CHARTER, INC., NEWCO AND COOPER MAKE NO WARRANTIES OR REPRESENTATIONS REGARDING THE AIR CHARTER’S PROFITABILITY OR VIABILITY, AND IT IS EXPRESSLY ACKNOWLEDGED THAT MANY FACTORS, INCLUDING, AMONG OTHER THINGS, POLITICAL UNCERTAINTY, CAN EFFECT THE PROFITABILITY AND CONTINUED VIABILITY OF THE AIR CHARTER. IT IS ALSO UNDERSTOOD AND ACKNOWLEDGED THAT THE APPLICABLE LICENSES TO OPERATE FLIGHTS TO AND FROM CUBA COULD BE REVOKED AT ANY TIME BY ACTION OF THE APPROPRIATE GOVERNMENTAL AUTHORITY.”

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     K. Except as expressly set forth herein, all of the terms and provisions of the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their duly authorized officers as of date first written above.
GULFSTREAM AIR CHARTER, INC.

/s/ Thomas L. Cooper

Name:	Thomas L. Cooper
Title:	Vice President
GULFSTREAM INTERNATIONAL AIRLINES, INC.

/s/ David F. Hackett

Name:	David F. Hackett
Title:	President

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SERVICES AGREEMENT
     This SERVICES AGREEMENT (the “Agreement”) dated as of August 8, 2003 is by and between Gulfstream Air Charter, Inc., a Florida corporation with its principal place of business at 5302 N.W. 21st Terrace, Fort Lauderdale, Florida 33309 (“Cuban Air Charter”), and Gulfstream International Airlines, Inc., a Florida corporation with its principal place of business at 1815 Griffin Road, Suite 400, Dania Beach, Florida 33004 (“Gulfstream”).
W I T N E S S E T H :
     WHEREAS, Cuban Air Charter is licensed by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury as a Carrier and Travel Service Provider and is thereby authorized to arrange charter flights and sell charter air transportation between designated U.S. airports and Cuban airports;
     WHEREAS, Cuban Air Charter plans to enter and develop the Cuba charter and travel market and to arrange charter flights and sell charter air transportation to Cuba (the “Cuban Operation”) in accordance with the licenses and the Cuban Assets Control Regulations;
     WHEREAS, because it is a relatively new entrant into the Cuban charter and travel market, Cuban Air Charter desires adequate market protections during its commencement and development of the Cuban Operation, and needs to obtain administrative and other services and rights to administer, and assist in the operation of, the Cuban Operation;
     WHEREAS, Gulfstream has personnel who can assist with the back office administration and general operation of the Cuban Operation and has areas of expertise in security and other services that are necessary to comply with various governmental requirements;
     WHEREAS, Cuban Air Charter desires to obtain, and Gulfstream is willing to provide Cuban Air Charter, certain administrative, airport, and security related services and rights as further described herein in connection with the Cuban Operation; and Gulfstream agrees not to compete in the Cuban charter and travel market;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
     Section 1: Services and Rights. Cuban Air Charter is responsible for conducting the Cuban Operation in accordance with all applicable Federal and State laws and regulations. Subject to Cuban Air Charter’s supervision and approval, Gulfstream makes the following covenants, and shall provide the following services and rights (such covenants, services, and rights are collectively referred to herein as the “Services”) to Cuban Air Charter in connection with the Cuban Operation:
(a)	Gulfstream shall provide personnel to assist Cuban Air Charter with the day-to-day office activities and shall take such actions, all as Cuban Air Charter deems necessary and appropriate to carry out the Cuban Operation.

(b)	Gulfstream shall provide personnel to assist Cuban Air Charter with checking-in licensed passengers and verifying and processing passengers’ travel documents (passports and visas) and OFAC required documents, all as Cuban Air Charter deems necessary and appropriate to carry out the Cuban Operation.

(c)	Gulfstream shall provide the personnel and services to assist Cuban Air Charter with its general operation of the Cuban Operation, including without limitation in-flight services, baggage handling, and airport-related services, all as Cuban Air Charter deems necessary and appropriate to carry out the Cuban Operation.

(d)	Gulfstream shall assist Cuban Air Charter in negotiating the purchase and leasing of equipment necessary for the Cuban Operation as Cuban Air Charter deems necessary and appropriate to carry out the Cuban Operation. Gulfstream shall have neither the right nor power to bind Cuban Air Charter to any commitment, contract, or agreement.

(e)	Gulfstream shall assist Cuban Air Charter in purchasing supplies and arranging for the printing of various forms (including the Operator-Participant Contract and/or OFAC affidavits or forms) necessary for the Cuban Operation, all as Cuban Air Charter deems necessary and appropriate to carry out the Cuban Operation.

(f)	Gulfstream shall assist Cuban Air Charter in evaluating and obtaining insurance for the Cuban Operation and for Cuban Air Charter’s properties, as Cuban Air Charter deems necessary and appropriate to carry out the Cuban Operation.

(g)	Gulfstream shall provide security-related services for the U.S.-Cuba charter flights that Cuban Air Charters arranges, including but not limited to baggage and cargo screening, transmission of passenger data through the Advance Passenger Information System (“APIS”) or other authorized system, and verification of passenger and, if applicable cargo, manifest data, all as Cuban Air Charter deems necessary and appropriate to carry out the Cuban Operation.

(h)	Gulfstream hereby irrevocably grants to Cuban Air Charter a license to use the trade name “Gulfstream”, either alone or in conjunction with other names, to the full extent of any rights or interests that Gulfstream has therein (and any trademarks and goodwill associated therewith), in connection with the Cuban Operation. Whatever rights and interests that Gulfstream has to use such trade name and trademarks shall inure to Cuban Air Charter, which shall forever have all rights to use such trade name and trademarks in the Cuban Operation, and Gulfstream shall not prohibit, restrict, seek to enjoin, or seek compensation for Cuban Air Charter’s use of such trade name and trademarks. The provisions of this paragraph (h) of Section 1 shall survive the termination of this Agreement.

(i)	Gulfstream agrees that it shall not compete with Cuban Air Charter’s Cuban Operation for the term of this Agreement. During the entire term of this Agreement, Gulfstream shall not contract with air carriers for the operation of charter flights between designated U.S. and Cuban airports and shall not sell air tickets or provide visa and passport processing services to passengers who are licensed to travel to and from Cuba.
     Section 2: Term. This Agreement shall commence on September 1, 2003, and shall continue until such time as Cumulative Profits (as defined below) reach $1,500,000 (or $1,000,000 in the event of the applicability of the Incentive Reduction, as defined in that Third Restructuring Agreement dated as of August 8, 2003 by and among Gulfstream International Airlines, Inc., Raytheon Aircraft Credit Corporation (“RACC”), and Thomas L. Cooper (the “Restructuring Agreement”)), unless either party terminates this Agreement in accordance with the provisions of Section 8 hereof.
     Section 3: Payment.
     (a) In consideration of the Services that Gulfstream provides under this Agreement, Cuban Air Charter shall pay 100% of its monthly Cash Flow (as defined below) to Gulfstream until such time as Cumulative Profits reach $1,500,000 (or $1,000,000 in the event of the applicability of the Incentive Reduction, as defined in the Restructuring Agreement), and thereafter Cuban Air Charter shall have no further payment obligations under this Agreement. Cuban Air Charter shall make payments monthly in arrears not later than the 25th day of the month following the month with respect to which Cash Flow is payable hereunder.
     (b) Concurrent with each monthly payment to Gulfstream, Cuban Air Charter shall provide a certification from its Chief Financial Officer to Gulfstream (and under the Restructuring Agreement to RACC) certifying in reasonable detail the amount of Cuban Air Charter’s Cash Flow for the previous month. In addition, within ninety (90) days after the end of each of Cuban Air Charter’s fiscal years, it shall provide a certification by its Chief Financial Officer of Cuban Air Charter’s annual Cash Flow to Gulfstream (and under the Restructuring Agreement to RACC). Within 25 days following the end of each month, Gulfstream shall furnish Cuban Air Charter with a certification from Gulfstream’s Chief Financial Officer certifying in reasonable detail the amount of Gulfstream’s Cuba Operating Expenses (as defined below) for such month. In addition, within ninety (90) days after the end of each fiscal year of Cuban Air Charter, Gulfstream shall provide Cuban Air Charter with a certification by its Chief Financial Officer of the Cuba Operating Expenses for such year.
     (c) For purposes of this Agreement, the “Cash Flow” for any period shall mean the excess of (i) Cuban Air Charter’s gross cash receipts during any period from agency and direct passenger ticket sales, excess baggage charges, and visa and passport processing fees in connection with its Cuban Operation (“Cuban Activities”), over (ii) the sum of (x) the cash expenditures made by Cuban Air Charter during such period for the operating expenses on account of direct variable costs that it incurs with respect to its operation of the Cuban Activities (excluding payments made to Gulfstream under this Agreement), and (y) Cuban Air Charter’s Federal, State, local, and foreign taxes that have accrued or become payable during such period.
     (d) For purposes of this Agreement, “Cuba Operating Expenses” shall mean, with respect to any period, the cash expenditures made by Gulfstream during such period for the operating expenses on account of direct variable costs that it incurs with respect to its operation, on behalf of Cuban Air Charter, of the Cuban Activities.
     (e) For purposes of this Agreement, “Cumulative Profits” at any given date (a “Measuring Date”) shall mean the excess of (i) Cuban Air Charter’s cumulative payments to Gulfstream under subparagraph (a) of this Section for all periods through and including such Measuring Date plus the Interim Profits, over (ii) Gulfstream’s cumulative Cuba Operating Expenses for all periods from the Effective Date (as defined below) through and including such Measuring Date. It is anticipated that Cuban Air Charter will not commence the Cuban Operation until on or about September 1, 2003 (the “Effective Date”). For purposes of this Agreement, “Interim Profits” shall mean the excess of the revenues generated by Gulfstream from the Cuban Activities during the period between beginning on the date of this Agreement and through the Effective Date, over the Cuba Operating Expenses for such period.
     Section 4: Service Personnel.
     (a) Cuban Air Charter shall identify the number of Gulfstream employees that it may need each month to assist with the Cuban Operation. This number may fluctuate each month depending upon a variety of factors, including without limitation the number of charter flights that Cuban Air Charter will arrange to Cuba. Cuban Air Charter also shall have a right to determine whether the Gulfstream employee has the qualifications and skills necessary to provide the Services under this Agreement (said employees collectively referred to herein as “Service Personnel”). Cuban Air Charter shall review the resume or similar statement specifying the background, education, and experience of any Service Personnel. If Cuban Air Charter determines that any Service Personnel is not qualified to provide the services specified in this Agreement, Cuban Air Charter shall have the right to require that another Gulfstream employee be assigned to assist Cuban Air Charter, subject to Cuban Air Charter’s prior review and approval. If Gulfstream fails to provide qualified Service Personnel satisfactory to Cuban Air Charter, or fails to replace any Service Personnel that Cuban Air Charter rejects, within fourteen (14) days of Cuban Air Charters’ request for Service Personnel, Cuban Air Charter may terminate this Agreement for cause pursuant to Section 9 of this Agreement.
     (b) Service Personnel shall comply with all applicable laws and regulations implemented by OFAC, the U.S. Department of Transportation, the Federal Aviation Administration, the Transportation Security Administration, the Bureau of Customs & Border Protection, and any other Federal or State agencies. If Service Personnel or Gulfstream fails to comply with any Federal or State laws and regulations, Gulfstream shall indemnify and hold Cuban Air Charter harmless from any and all taxes, damages, fines, or other costs (including legal fees and expenses) incurred by Cuban Air Charter as a result of Gulfstream’s failure.
     Section 5: Expenses. Gulfstream shall be responsible for paying any and all benefits earned by Service Personnel during the term of this Agreement. Gulfstream also is responsible for paying any and all compensation under and expenses associated with general liability and worker’s compensation insurance or similar insurance covering Service Personnel during the term of this Agreement.

     Section 6: Independent Contractor. At all times, Gulfstream shall be deemed an independent contractor and shall not be deemed or considered an employee, agent, partner, or joint venturer of Cuban Air Charter. All Service Personnel shall be deemed employees of Gulfstream and shall be subject only to the direction and control of Gulfstream. Gulfstream shall pay all appropriate FICA and other contributions and withholding taxes required under the Internal Revenue Code. Gulfstream shall indemnify and hold Cuban Air Charter harmless from any and all taxes, damages, fines, or other costs (including legal fees and expenses) incurred by Cuban Air Charter as a result of Gulfstream’s failure to make any such payments in a timely manner.
     Section 7: Hiring. During the term of this Agreement, Cuban Air Charter shall not hire, as employees of Cuban Air Charter, any Service Personnel without the prior written consent of Gulfstream. For a period of one (1) year after this Agreement terminates, Cuban Air Charter shall not hire or retain the services of any Service Personnel unless Cuban Air Charter obtains written consent from Gulfstream.
     Section 8: Termination.
     (a) Either party may terminate this Agreement for cause immediately upon providing written notice of the termination to the other party. Such termination shall not waive any remedies to which the terminating party may be entitled either under law, or in equity, or under this Agreement.
     (b) The term “cause” shall include any one of the following situations:
i)	Gulfstream cannot provide or has not provided qualified Service Personnel to Cuban Air Charter within fourteen (14) days of Cuban Air Charter’s request for such personnel;

ii)	Gulfstream cannot provide or has not provided any Services for more than thirty (30) consecutive days;

iii)	Either party liquidates or dissolves, files a voluntary petition in bankruptcy, assigns all or substantially all of its assets to or for the benefit of creditors, appoints a receiver over substantially all of its assets, or is adjudicated as bankrupt as a result of an involuntary bankruptcy proceeding against such party.

iv)	Gulfstream or any Service Personnel are negligent in the performance of the Services set forth in this Agreement;

v)	Either party fails to comply with the terms and conditions of this Agreement, which breach continues unremedied for thirty (30) days after the nonbreaching party provides written notice of the breach to the breaching party;

vi)	Gulfstream or any Service Personnel fails to comply with the laws and regulations implemented by OFAC, the U.S. Department of

Transportation, the Federal Aviation Administration, the Transportation Security Administration, the Bureau of Customs & Border Protection, or any other Federal or State agencies.
     Section 9 : Nondisclosure. Gulfstream and Service Personnel will have access to the records, customer files, customer data, and other confidential business information of Cuban Air Charter. All files, records, documents, equipment, and similar items relating to the Cuban Operation of Cuban Air Charter shall remain the exclusive property of Cuban Air Charter and shall not be removed from the premises of Cuban Air Charter without Cuban Air Charter’s prior written consent. In addition, neither Gulfstream nor Service Personnel shall disclose any confidential business information, either directly or indirectly, during the term of this Agreement or any time thereafter without Cuban Air Charter’s prior written consent. Any files, records, documents, equipment, and similar items that are removed from Cuban Air Charter’s premises must be returned to Cuban Air Charter.
     Section 10: Ownership of Records. All records and books relating in any manner whatsoever to the Cuban Operations, whether prepared by Cuban Air Charter, Gulfstream, or Service Personnel, shall be the exclusive property of Cuban Air Charter.
     Section 11: Notices. Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof, shall be in writing and shall be sent by overnight delivery to the addresses specified below:

If to Cuban Air Charter:	Mr. Thomas L. Cooper Gulfstream Air Charter, Inc. 5302 N.W. 21st Terrace Fort Lauderdale, FL 33309
If to Gulfstream:
Gulfstream International Airlines, Inc. 1815 Griffin Road Dania Beach, FL 33004

Attention: General Counsel
Such notice shall be effective upon receipt by the recipient, which shall be deemed to take place upon the confirmed receipt by overnight delivery.
     Section 12: Miscellaneous.
     (a) Amendments. No provision of this Agreement may be amended, changed, waived, discharged, modified or terminated except by a written instrument in writing signed by Cuban Air charter and Gulfstream and designated as an amendment, supplement or waiver.
     (b) Assignment. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party.

     (c) Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby; nor shall the validity, legality or enforceability of any such defective provision be in any way affected or impaired in any other jurisdiction.
     (d) Headings. The paragraph headings herein are for convenience only and shall not affect the construction of this Agreement.
     (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without regard to any conflicts of law rule that might result in the application of the laws of any other jurisdiction). This Agreement shall be deemed to have been executed and delivered in the State of Florida.
     (f) Complete Agreement. This Agreement contains the entire agreement between Cuban Air Charter and Gulfstream concerning the Services that Gulfstream will provide in connection with the Cuban Operation. This Agreement supersedes any prior oral or written agreements between Cuban Air Charter and Gulfstream concerning the subject matter hereof.
     (g) Counterparts. This Agreement will be executed in two number of counterparts, each of which when executed shall be considered an original, and when taken together shall constitute but one and the same instrument, and either of the parties hereto may execute this Agreement by signing such counterpart.
[signature page to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the day and year first written above.
GULFSTREAM AIR CHARTER, INC.

/s/ Thomas L. Cooper

Name:	Thomas L. Cooper
Title:	Vice President
GULFSTREAM INTERNATIONAL AIRLINES, INC.

/s/ Thomas P. Cooper

Name:	Thomas P. Cooper
Title:	Vice President